Exhibit 99.1

SECURITY CAPITAL ASSURANCE      Security Capital Assurance Ltd
A.S. Cooper Building
26 Reid Street, 4th Floor
Hamilton HM11
Bermuda
Tel: +1 441-295-7135

SECURITY CAPITAL ASSURANCE REPORTS SECOND QUARTER
AND FIRST HALF 2007 RESULTS

•	Second quarter core net premiums earned of $48.5 million, up 50% from second quarter 2006; year-to-date core net premiums earned of $93.6 million, up 37% from 2006

•	Second quarter core income of $41.4 million, up 64% from second quarter 2006; year-to-date core income of $84.5 million, up 69% from 2006

•	Second quarter operating income of $46.4 million, down 1% from second quarter 2006; year-to-date operating income of $90.5 million, up 24% from 2006

•	Operating return on common equity of 12.8% for first half 2007, up from 12.5% for the full year 2006

Hamilton, Bermuda, July 23, 2007– Security Capital Assurance Ltd (NYSE: SCA) (“SCA” or the “Company”) today announced earnings for the three- and six-month periods ended June 30, 2007.  Net income available to common shareholders in the second quarter of 2007 was $25.9 million or $0.40 per share compared to $36.4 million or $0.79 per share in the second quarter of 2006.  The decline in net income per share during the quarter was principally due to a decline in refunding activity, an increase in unrealized losses on derivative financial instruments caused by widening credit spreads and the impact of additional shares issued during the Company’s initial public offering (“IPO”) in August 2006.  For the first six months of 2007, net income rose 19% to $63.2 million compared to $53.1 million in the prior year period.

Operating income, as defined below, for the second quarter of 2007 decreased 1% to $46.4 million, or $0.72 per share, compared to 2006 second quarter operating income of $46.8 million, or $1.01 per share.  The decline in operating income per share was principally due to the additional shares issued in connection with the IPO.  For the first six months of 2007, operating income increased 24% to $90.5 million, or $1.40 per share, compared to $73.1 million, or $1.58 per share, in the prior year, with operating income per share being impacted by the additional shares issued in the IPO.  Operating income measures net income available to common shareholders, as determined in accordance with GAAP, excluding net realized gains (losses) on investments and net realized and unrealized gains (losses) on derivative financial instruments, and certain other items described below.  In addition, in determining operating income, we have made an adjustment to the amount of dividends on our perpetual non-cumulative preference shares reported in accordance with GAAP during the period to reflect the amount of such dividends that would be attributable to the period as if such dividends were accrued ratably over the period.

The weighted average diluted number of shares was 64,506,612 for the second quarter and 64,422,826 for the six months ended June 30, 2007.  This compares to a pre-IPO weighted average diluted number of shares of 46,127,245 in the 2006 second quarter and six months ended June 30, 2006.

"We are pleased with our performance in the second quarter as we delivered solid results in a challenging environment,” said Paul S. Giordano, SCA’s president and chief executive officer.  “Our insured portfolio continues to perform well despite market concerns over subprime mortgages.  Unsettled conditions in the credit markets reinforce the value of our financial guarantee products, and we are well positioned to take advantage of better credit and pricing opportunities as they emerge in the sectors where we are active. The recent addition of key transaction, credit and other professionals to our team will help us grow and deliver greater value to our customers and shareholders.”

Set forth below is a discussion of SCA’s operating results for the three- and six-month periods ended June 30, 2007, compared to the same periods in 2006.  Factors associated with the Company’s IPO in August 2006 may make period-to-period comparisons with 2006 less meaningful.

Adjusted Gross Premiums.  SCA’s adjusted gross premiums (“AGP”), as defined below, in the second quarter of 2007 declined 28% to $113.4 million from $157.2 million in the second quarter of 2006.  During the second quarter of 2007, U.S. public finance AGP totaled $18.9 million as compared to $66.6 million in the prior-year period.  The decline was largely due to the Company having completed several large transactions that closed in the prior year’s second quarter and were not repeated in the current quarter.  U.S. structured finance AGP grew by 81% to $58.7 million in the second quarter of 2007 from $32.4 million in the comparable period in 2006.  This increase was primarily due to writing more business in the collateralized debt obligation (“CDO”), consumer asset-backed securities (“ABS”) and specialized risk sectors.  International AGP totaled $35.8 million in the second quarter of 2007 versus $58.2 million in the prior-year period.  This decrease was mostly due to the closing of several large infrastructure transactions during the second quarter of 2006 that were not repeated in 2007.  AGP for the six months ended June 30, 2007 declined 6% to $252.4 million compared to $267.6 million in first six months of 2006.  AGP is a non-GAAP financial measure of new business production that is calculated by adding the sum of upfront premiums on business written during the period, installment premiums due on business written during the period, and expected future installment premiums on business written during the period discounted at 7%.

Set forth below is a summary of AGP for the three- and six-month periods ended June 30, 2007 and 2006:

Adjusted Gross Premiums

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Chg	2007	2006	% Chg

($ in millions)
U.S. Public Finance	$18.9	$66.6	-72%	$55.4	$110.3	-50%
U.S. Structured Finance	58.7	32.4	81%	99.9	60.8	64%
International	35.8	58.2	-38%	97.1	96.4	1%
Total AGP	$113.4	$157.2	-28%	$252.4	$267.6	-6%

* Numbers may not add up due to rounding

Total Premiums Written and Net Premiums Written.  Total premiums written were $70.7 million in the second quarter of 2007 versus $107.6 million in the second quarter of 2006.  For the first six months of 2007, total premiums written were $175.6 million, 7% lower than total premiums written during the first half of 2006, which totaled $189.8 million.  The declines in total premiums written for the three- and six-month periods were primarily due to a decline in upfront premium business written by SCA’s U.S. public finance and global infrastructure businesses as compared to the same periods in the prior year.  This decline was partially offset by an increase in installment premiums primarily from the CDO, global infrastructure and power & utilities sectors.

Net premiums written decreased 39% to $62.1 million in the second quarter of 2007 compared to $101.5 million in the second quarter of 2006.  Net premiums written decreased 17% to $146.8 million in the six months ended June 30, 2007, compared to $176.1 million of net premiums written in the same period a year ago.  The decrease in net premiums written was primarily due to lower production in the public finance and global infrastructure businesses compared to the prior quarter and six-month period.

Net Premiums Earned.  Net premiums earned in the second quarter of 2007 were $54.2 million as compared to $55.5 million in the second quarter of 2006.  Net premiums earned include accelerated premiums from refundings (“refunding premiums”).  Refunding premiums were $5.7 million in the second quarter of 2007 as compared to $23.2 million in the second quarter of 2006.  The refunding premiums in the second quarter of 2006 were primarily driven by two large refinancing transactions in the public finance sector that were not duplicated in the current quarter.  Core net premiums earned, which exclude refunding premiums, increased 50% to $48.5 million in the second quarter from $32.3 million in the same quarter last year.  The growth of core net premiums earned was primarily driven by earned premiums in the global infrastructure and CDO businesses, along with a $4.8 million reduction in premiums ceded.

For the six months ended June 30, 2007, net premiums earned increased 8% to $100.6 million compared to $93.4 million in 2006.  Refunding premiums were $7.0 million in the first six months of 2007 compared to $25.2 million in 2006.  Core net premiums earned, which exclude refunding premiums, increased 37% to $93.6 million in the first six months of 2007 from $68.2 million in the prior year period.  The increase in core net premiums earned was primarily driven by SCA’s growing back book of business.  Set forth below is a summary of net premiums earned for the three- and six-month periods ended June 30, 2007 and 2006:

Net Premiums Earned

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Chg	2007	2006	% Chg

($ in millions)
U.S. Public Finance	$13.2	$22.2	-41%	$26.8	$30.5	-12%
U.S. Structured Finance	22.6	15.9	42%	38.9	34.1	14%
International	18.4	17.5	5%	34.9	28.7	21%
Total Net Premiums Earned	$54.2	$55.5	-2%	$100.6	$93.4	8%

* Numbers may not add up due to rounding

Net Losses and Loss Adjustment Expenses. Net losses and loss adjustment expenses were $3.0 million in the second quarter of 2007 compared to $2.9 million in the same quarter of 2006.  There were no net additions to case reserves in the second quarter of 2007.  During the six-month period ended June 30, 2007, net losses and loss adjustment expenses were $2.2 million as compared to $6.3 million in the comparable 2006 period.  The decrease was primarily due to a reduction in case reserves of approximately $3.7 million in the first half of 2007.

Operating Expenses.  Total operating expenses in the second quarter of 2007 were $26.6 million, as compared to $17.5 million for the same period in 2006.  The increase in expenses is associated with the build out of the Company’s infrastructure and the increase in the relative amount of credit default swap business, for which acquisition costs cannot be deferred.  Corporate expenses, which are included in operating expenses, were $4.8 million in the second quarter of 2007, of which $1.0 million were associated with the secondary offering of SCA common shares that closed in June 2007.  There were no corporate expenses in 2006 because SCA was not yet formed.

Acquisition Costs.  Amortized acquisition costs were $3.8 million for the second quarter of 2007, a $0.8 million decrease as compared to the comparable period in 2006.  The decline was primarily due to a decrease in refunding activity compared to the same period last year.  For the first six months of 2007, amortized acquisition costs were $7.7 million, an increase of $0.5 million, or 7%, as compared to the first six months of 2006.  The year-to-date increase was due to growth in the insured portfolio and the related increase in core net premiums earned in the insurance segment.

Net Investment Income.  Net investment income for the second quarter of 2007 was $30.3 million, representing an increase of 88% from $16.1 million in the comparable period of 2006.  For the first six months of 2007, net investment income was $56.4 million, an increase of $25.2 million, or 81%, as compared to the first six months of 2006.  These increases were mostly due to rising average book yields and higher invested asset balances coming from the IPO and preferred stock offering, and cash flow from operations generated during the year.

Income Tax Expense.  Income tax expense increased in the second quarter of 2007 to $0.6 million versus a benefit of $0.2 million in the second quarter of 2006.  For the first six months of the year, SCA’s income tax expense increased to $0.7 million versus a tax benefit of $0.2 million in the comparable prior year period.

Cash Flow from Operations.  For the six months ended June 30, 2007, net cash flow from operations was $101.1 million compared to $145.9 million in the comparable period in 2006.

Balance Sheet.  As of June 30, 2007, total assets were $2.832 billion, up 13% from $2.497 billion in total assets as of December 31, 2006.  Book value, as measured by common shareholders’ equity, increased to $1.408 billion as of June 30, 2007, from $1.367 billion at the end of 2006.  Book value per share was $21.95 as of June 30, 2007, versus $21.31 at December 31, 2006.

SCA’s adjusted book value (“ABV”), as defined below, was $2.491 billion, or $38.84 per share, as of June 30, 2007, versus $2.355 billion, or $36.72 per share, as of December 31, 2006.  ABV is defined as GAAP book value attributable to common shareholders plus the after-tax effects of deferred premium revenue, net of prepaid reinsurance premiums and deferred acquisition costs, plus the after-tax effect of the net present value of future installment premiums.  Book value and adjusted book value per share as of June 30, 2007, were based on the Company’s outstanding shares of 64,136,364 which have not changed from year-end 2006.

Conference Call Information

Paul S. Giordano, SCA president and chief executive officer, and David P. Shea, SCA executive vice president and chief financial officer, will host an earnings conference call to discuss the Company’s 2007 second quarter results on Tuesday, July 24, 2007 at 8:30 a.m. Eastern Time.

To access the conference call, please dial +1 888-694-4702 (U.S.) or +1 973-582-2741 (International).  Please ask to be connected to “SCA’s Second Quarter 2007 Earnings Call” and provide the following passcode: 8926774.  SCA will also provide a live audio webcast of the conference call along with an accompanying slide presentation, which will be available by visiting the “Investor Relations” section of the Company’s Web site at http://www.scafg.com.  Following the earnings conference call, an archive of the call will be available by dialing +1 877-519-4471 (U.S.) or +1 973-341-3080 (International) for 30 days following the earnings announcement.  The passcode for replay participants is: 8926774.  The webcast will also be archived at http://www.scafg.com for 30 days following the earnings conference call.

An unaudited financial supplement relating to the Company's second quarter and six-month 2007 results is available on SCA’s Web site located at www.scafg.com.

About Security Capital Assurance

Security Capital Assurance Ltd (NYSE: SCA) is a Bermuda-domiciled holding company whose operating subsidiaries provide credit enhancement and protection products to the public finance and structured finance markets throughout the United States and internationally.  SCA, through its subsidiaries – XL Capital Assurance Inc. (XLCA), a monoline financial guarantee insurance provider, and XL Financial Assurance Ltd. (XLFA), a monoline provider of reinsurance to financial guarantee insurers – issues financial guarantee insurance policies and credit default swaps, as well as the reinsurance of financial guarantee insurance and credit default products written by other insurers.  XLCA and XLFA are assigned the highest financial strength ratings by the major credit rating agencies: Aaa by Moody's Investors Service, AAA by Standard & Poor's Ratings Service, and AAA by Fitch Ratings. For more information please visit www.scafg.com.

Contact:
Investors Frank Constantinople +1 441-279-7450 frank.constantinople@scafg.com	Media Michael Gormley +1 441-279-7450 michael.gormley@scafg.com Catherine Jones +1 212-333-3810 cjones@brunswickgroup.com

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements.  All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements.

We believe that these factors include, but are not limited to, the following:

–	changes in rating agency policies or practices, including adverse changes to the financial strength or financial enhancement ratings of any or all of our operating subsidiaries;
–	ineffectiveness or obsolescence of our business strategy, due to changes in current or future market conditions or other factors;
–	the performance of our invested assets or losses on credit derivatives;
–	availability of capital (whether in the form of debt or equity) and liquidity (including letter of credit facilities);
–	the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;
–	increased competition on the basis of pricing, capacity, terms or other factors;
–
greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

–	developments in the world’s financial and capital markets that adversely affect the performance of our investments and our access to such markets;
–	changes in, or termination of, our ongoing reinsurance agreements with XL Capital or FSA;
–	changes in regulation or tax laws applicable to us or our customers or suppliers such as our reinsurers;
–	changes in the rating agencies’ views on third-party inward reinsurance;
–	changes in the availability, cost or quality of reinsurance or retrocessions, including a material adverse change in the ratings of our reinsurers or retrocessionaires;
–	changes with respect to XL Capital (including changes in its ownership percentage in us) or our relationship with XL Capital;
–	changes in accounting policies or practices or the application thereof;
–	changes in the officers of our company or our subsidiaries;
–	legislative or regulatory developments;
–	changes in general economic conditions, including inflation, interest rates, foreign currency exchange rates and other factors; and
–	the effects of business disruption or economic contraction due to war, terrorism or natural or other catastrophic events.

The information herein provides a general summary of SCA and its business and does not purport to be a complete description of the Company or its financial condition.  Certain simplifications and approximations were made to such information to facilitate the calculations herein.  Accordingly, neither SCA nor any of its respective affiliates makes any representations or warranties, express or implied, as to the accuracy or completeness of the information contained herein (or the validity, completeness or accuracy of assumptions underlying any estimates contained herein), nor assumes any duty to update or revise any of the statements contained herein, whether as a result of new information, future developments or otherwise.

SECURITY CAPITAL ASSURANCE LTD

CONSOLIDATED

STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except per share amounts)

	(unaudited) Three Months Ended June 30,		(unaudited) Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Gross premiums written	$65,157	$99,351	$154,652	$170,131
Reinsurance premiums assumed	5,504	8,292	20,967	19,695
Total premiums written	70,661	107,643	175,619	189,826
Ceded premiums	(8,564)	(6,160)	(28,797)	(13,752)
Net premiums written	62,097	101,483	146,822	176,074
Change in net deferred premium revenue	(7,905)	(45,942)	(46,251)	(82,720)
Net premiums earned (net of ceded premiums earned of $5,193, $10,021, $9,074 and $18,224)	54,192	55,541	100,571	93,354
Net investment income	30,263	16,129	56,388	31,191
Net realized losses on investments	(1,654)	(10,717)	(1,542)	(16,400)
Net realized and unrealized (losses) gains on derivative financial instruments	(22,175)	301	(29,104)	(3,549)
Fee income and other	85	971	85	2,231
Total revenues	60,711	62,225	126,398	106,827

Expenses
Net losses and loss adjustment expenses	3,028	2,880	2,227	6,329
Acquisition costs, net	3,779	4,542	7,749	7,224
Operating expenses	26,553	17,492	50,623	34,587
Total expenses	33,360	24,914	60,599	48,140

Income before income tax and minority interest	27,351	37,311	65,799	58,687
Income tax expense (benefit)	632	(203)	711	(188)
Income before minority interest	26,719	37,514	65,088	58,875
Minority interest – dividends on redeemable preferred shares	804	1,126	1,918	5,738
Net income	25,915	36,388	63,170	53,137
Dividends on perpetual non-cumulative preference shares	-	-	-	-
Net income available to common shareholders	$25,915	$36,388	$63,170	$53,137

Net income per common share:
Basic	$0.40	$0.79	$0.98	$1.15
Diluted	$0.40	$0.79	$0.98	$1.15

Weighted-average shares outstanding:
(Shares in thousands)
Basic	64,136	46,127	64,136	46,127
Diluted	64,507	46,127	64,423	46,127

SECURITY CAPITAL ASSURANCE LTD

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share amounts)

	(unaudited) As of June 30, 2007	As of December 31, 2006
ASSETS
Investments
Debt securities available for sale, at fair value	$2,218,131	$1,736,462
Short-term investments, at fair value	57,279	221,901
Total investments	2,275,410	1,958,363

Cash and cash equivalents	184,512	202,548
Accrued investment income	18,188	16,515
Deferred acquisition costs	105,375	93,809
Prepaid reinsurance premiums	79,706	59,983
Premiums receivable	20,620	12,936
Reinsurance balances recoverable on unpaid losses	82,775	88,616
Intangible assets – acquired licenses	11,529	11,529
Deferred income tax asset	16,201	18,182
Other assets	38,031	34,333
Total assets	$2,832,347	$2,496,814

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$174,528	$178,517
Deferred premium revenue	861,880	795,906
Reinsurance premiums payable	12,518	13,952
Payable for investments purchased	-	5,435
Accounts payable, accrued expenses and other liabilities	89,934	82,468
Total liabilities	1,138,860	1,076,278

Minority interest – redeemable preferred shares of subsidiary	39,000	54,016

Shareholders’ Equity
Series A perpetual non-cumulative preference shares	3	-
Common shares	653	646
Additional paid in capital	1,237,005	987,798
Retained earnings	458,363	397,781
Accumulated other comprehensive loss	(41,537)	(19,705)
Total shareholders’ equity	1,654,487	1,366,520
Total liabilities, minority interest and shareholders’ equity	$2,832,347	$2,496,814

Comment on Regulation G

This press release contains the presentation of AGP, core net premiums earned, operating income, core income, and ABV. These measures are "non-GAAP financial measures" as defined in Regulation G. The reconciliations of AGP to total premiums written, and core income and operating income to net income and ABV to total shareholders' equity (the most directly comparable GAAP financial measures) presented on the following page are in accordance with Regulation G.

We present our operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information in evaluating our performance.  These non-GAAP financial measures are included herein because investors in SCA-insured bonds and other users of our financial information consider such measures important in analyzing our financial performance.

Adjusted Gross Premiums

Adjusted gross premiums is a non-GAAP measure of new business production that management uses to evaluate our business because it provides comparability between upfront premiums and installment premiums, unlike U.S. GAAP total premiums written. Because adjusted gross premiums includes premiums due on future on installment business written in the period, management believes it provides an additional, useful measure of new business production than only U.S. GAAP total premiums written.

Management uses this measure to review trends in new business written because it views this method as providing comparability between business written on an upfront premium basis and business written on an installment basis. This measure is viewed by management as an essential component of information necessary to assess forward-looking earnings potential, which is substantially dependent on the size of our in-force book of business.

Management also compares our adjusted gross premiums production to industry figures on a quarterly basis and uses this measure to assess employee productivity, as well as our market share and competitive position. Also, AGP is considered among other factors when determining compensation to employees.  In addition to presenting total premiums written, we believe that disclosure of adjusted gross premiums enables investors and other users of our financial information to analyze our performance in a manner similar to the way in which management analyzes performance. In this regard, we believe that providing only a GAAP presentation of total premiums written makes it more difficult for users of our financial information to evaluate our underlying business. Also, we believe that analysts, investors and rating agencies who follow us and our subsidiaries include these items in their analyses for the same reasons, and they request that we and our subsidiaries provide this non-GAAP financial information on a regular basis.

Core Net Premiums Earned

Core net premiums earned, which is a non-GAAP financial measure, is defined as net premiums earned excluding the impact of refundings. We believe core net premiums earned is a useful measure for management, equity analysts and investors because the presentation of core net premiums excludes the impact of refundings, calls and other accelerations that management cannot control or predict.

Operating Income and Core Income

While operating income and core income are not substitutes for net income computed in accordance with GAAP, they are useful measures of performance used by management, equity analysts and investors.  We believe operating income and core income enhance the understanding of our results of operations by highlighting the underlying profitability of our business. Operating income measures net income available to common shareholders, as determined in accordance with GAAP, excluding net realized gains (losses) on investments and net realized and unrealized gains (losses) on derivative financial instruments, and expenses related to XL Capital’s secondary offering of SCA’s shares.  In addition, in determining operating income, we have made an adjustment to the amount of dividends on our perpetual non-cumulative preference shares reported in accordance with GAAP during the period to reflect the amount of such dividends that would be attributable to the period as if such dividends were accrued ratably over the period.  Core income represents operating income excluding the impact of refundings, calls and other accelerations.  The definitions of operating income and core income used by the Company may differ from definitions of operating earnings and core earnings used by other financial guarantors.

Net realized gains and (losses) on investments and net realized and unrealized gains and losses on derivative financial instruments (which principally consist of credit derivatives we issue and interest rate swap contracts we guarantee) are excluded from operating income because they are heavily influenced by, and fluctuate, in part according to, market interest rates, credit spreads and other factors that management cannot control or predict. Although the investment of premiums to generate investment income (or loss) and realized gains (or losses) on investments is an integral part of our operations, the determination to realize gains (or losses) on investments is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization.  In this regard, certain users of our financial information, including certain rating agencies, evaluate earnings before tax and net gains (or losses) on investments to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of gains (or losses) on investments is largely opportunistic. In addition, with respect to credit derivatives and guaranteed interest rate swap contracts discussed above, because we generally hold such contracts to maturity and, accordingly, will not realize the periodic effect of the changes in fair value of these instruments, therefore, we exclude such changes from operating income (similar to other companies in the financial guarantee industry) as the changes in fair value each quarter are not indicative of underlying business performance of our operations.  In regard to the adjustment discussed above relating to dividends on our perpetual non-cumulative preference shares, while such dividends are non-cumulative and are at the discretion of the board of directors, we anticipate that such dividends will be declared and we believe that this adjustment better correlates the cost of this capital to the benefits derived there from during the period.  Also, in determining operating income for the three and six month periods ended June 30, 2007, we excluded from operating income expenses incurred by the Company in connection with the secondary offering of our common shares by XL Capital as such expenses are not related to the conduct of the Company’s business.

Adjusted Book Value

Adjusted Book Value (“ABV”) represents GAAP book value attributable to common shareholders plus the after-tax effects of deferred premium revenue, net of prepaid reinsurance premiums and deferred acquisition costs, plus the after-tax effect of the net present value of future installment premiums. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. While ABV is not a substitute for GAAP book value, the Company believes the presentation of ABV provides another useful measure of the value of the Company for management, equity analysts and investors.  The net present value of future installment premiums included in ABV may differ materially from actual future installment premiums collected due to changes in market interest rates, refinancing activity, pre-payment speeds, defaults, and other factors that management cannot control or predict.

In summary, we believe that presenting both GAAP and the aforementioned non-GAAP financial measures enable investors and other users of our financial information to analyze our performance in a manner similar to how our management analyzes performance. Also, as stated above, we believe that analysts, investors and rating agencies that follow us (and the financial guarantee insurance industry as a whole) include these items in their analyses for the same reasons previously discussed, and they request that we provide this non-GAAP financial information on a regular basis.

Reconciliation of Total Premiums Written to Adjusted Gross Premiums
(U.S. dollars in millions)

	Quarter ended		Six Months ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Total upfront premiums written	$31.9	$74.6	$104.7	$127.0
Total installment premiums written	38.8	33.0	70.9	62.8
Total premiums written	70.7	107.6	175.6	189.8
Add: present value of future installments	42.7	49.6	76.8	77.8
Adjusted gross premiums	$113.4	$157.2	$252.4	$267.6

Reconciliation of Net Premiums Earned to Core Net Premiums Earned
(U.S. dollars in millions)

	Quarter ended		Six Months ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Net premiums earned	$54.2	$55.5	$100.6	$93.4
Refunding premiums	(5.7)	(23.2)	(7.0)	(25.2)
Core net premiums earned	$48.5	$32.3	$93.6	$68.2

Reconciliation of Net Income Available to Common Shareholders to Operating Income
and Core Income
(U.S. dollars in millions)

	Quarter ended		Six Months ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Net income available to common shareholders	$25.9	$36.4	$63.2	$53.1
Add: Secondary offering expenses	1.0	0.0	1.0	0.0
Less: Preference share dividend adjustment	(4.3)	0.0	(4.3)	0.0
Add: Net realized losses on investments	1.7	10.7	1.5	16.4
Add: Net realized and unrealized losses (gains) on derivative financial instruments	22.2	(0.3)	29.1	3.5
Operating income	$46.4	$46.8	$90.5	$73.1
Income from refunding premiums	(5.0)	(21.5)	(6.0)	(23.2)
Core income	$41.4	$25.3	$84.5	$49.9

Reconciliation of Shareholders’ Equity to Adjusted Book Value
(U.S. dollars in millions)

	As of 6/30/2007	As of 12/31/2006
Shareholders’ equity	$1,654.5	$1,366.5
Less: Perpetual preference shares	(246.6)	0.0
Add: Deferred premium revenue	818.8	756.1
Add: Present value of future installment premiums	440.3	378.8
Less: Deferred acquisition costs	(100.1)	(89.1)
Less: Prepaid reinsurance premiums	(75.7)	(57.0)
Subtotal of adjustments	836.7	988.8
Adjusted book value, net of tax	$2,491.2	$2,355.3
* Numbers may not add up due to rounding